June 26, 2008

New Century Companies, Inc.
9831 Romandel Avenue
Santa Fe Springs, CA 90670
Attn:	Mr. David Duquette
Chairman and President

Dear David:

Reference is hereby made to that certain 12% Senior Secured Convertible Promissory Note due February 28, 2009 in the original principal amount of $3,500,000 (the “Note”), made by New Century Companies, Inc. (the “Company”), in favor of CAMOFI Master LDC (“CAMOFI”), and the additional transaction documents executed in connection with the Note, including without limitation, that certain (i) Security Agreement dated as of February 28, 2006 made by the Company and all of its subsidiaries in favor of CAMOFI, (ii) Amended and Restated Registration Rights Agreement dated as of May 1, 2007 between the Company and CAMOFI, and (iii) Subsidiary Guarantee dated as of February 28, 2006 among the Company parties thereto and CAMOFI (the Note and all of the other related documents are collectively referred to as the “Transaction Documents”). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the applicable Transaction Document. In consideration of the mutual promises and covenants made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CAMOFI and the Company hereby agree as follows:

1. Subject to and conditioned upon the performance by the Company of all of its obligations under this letter agreement (the “Letter”) and the more detailed documents to be executed in connection herewith, which documents shall set forth in detail the terms and conditions of this Letter and be in form and substance satisfactory to CAMOFI (the “Amendment Documents”), which condition is expressly made a condition precedent to CAMOFI’s agreement pursuant to this paragraph 1, CAMOFI shall agree to waive certain penalties and default interest which have accrued under the Transaction Documents as of the date hereof. Notwithstanding anything contained in this Letter to the contrary, in the event that the Amendment Documents are not executed, or the Company shall fail to perform any of its obligations as set forth in this Letter, the Amendment Documents or the Transaction Documents, then, subject to the provisions of paragraph 2 of this Letter, (i) this Letter and the Amendment Documents (if then executed), shall become null and void and of no further force and effect, (ii) any and all penalties and defaults waived by CAMOFI in this Letter and the Amendment Documents shall immediately be reinstated, (iii) the Transaction Documents shall remain unchanged by this Letter and the Amendment Documents, and (iv) CAMOFI shall be entitled to retain the Amended and Restated Note (as defined in paragraph 2 hereof), and the securities delivered to it pursuant to paragraph 4 hereof as liquidated damages and not as penalty, and may immediately pursue any and all of the remedies available to it under any Transaction Document.

2. The Company shall issue to CAMOFI an amended and restated Note (the “Amended and Restated Note”), in the aggregate principal amount of $2,950,000 as of the date hereof, which Amended and Restated Note shall have a new maturity date of August 1, 2010. Except for the new principal amount and maturity date, the Amended and Restated Note shall be substantially similar to the existing Note. Notwithstanding anything contained herein to the contrary, in the event that the Amendment Documents are not executed, or the Company shall fail to perform any of its obligations as set forth in this Letter, the Amendment Documents or the Transaction Documents, then (i) this Letter and the Amendment Documents (if then executed), shall become null and void and of no further force and effect, (ii) any and all penalties and defaults waived by CAMOFI in this Letter and the Amendment Documents shall immediately be reinstated, (iii) the Transaction Documents shall remain unchanged by this Letter and the Amendment Documents, and (iv) CAMOFI shall be entitled to retain the Amended and Restated Note and the securities delivered to it pursuant to paragraph 4 hereof as liquidated damages and not as penalty, and may immediately pursue any and all of the remedies available to it under any Transaction Document.

3. (a) Commencing on August 1, 2008, and continuing thereafter on the first business day of every month for the next twenty-four (24) months, the Company shall pay to CAMOFI the amount of $70,000, allocated first to the payment of interest and second to the payment of principal on the Amended and Restated Note. On or before August 1, 2010, the Company shall pay to CAMOFI all amounts still outstanding under the Amended and Restated Note, whether of principal, interest or otherwise.

(b) On or before August 22, 2008, the Company shall deposit $140,000 (representing two (2) months’ payments under paragraph 3(a) hereof), into a controlled account satisfactory to CAMOFI, and the Company shall take all actions necessary to ensure that so long as any amounts remain outstanding under the Amended and Restated Note, there shall be no less than $140,000 in such controlled account.

4. (a) CAMOFI shall return to the Company for cancellation all warrants previously issued to it by the Company.

(b) Within three (3) business days of the date hereof, the Company shall issue to CAMOFI five (5) year warrants (the “Warrants”), entitling CAMOFI to purchase (i) 725,000 shares of Common Stock at an exercise price of $0.10 per share, and (ii) 725,000 shares of Common Stock at an exercise price of $0.20 per share. The shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), shall have been previously registered such that all of such Warrant Shares shall be freely tradable by CAMOFI immediately upon CAMOFI’s exercise of the applicable Warrant. In addition, the Company shall timely deliver or cause to be delivered such other documents, instruments or agreements, including without limitation, opinions of counsel, as CAMOFI shall reasonably request to enable it to make a public sale of such Warrant Shares. Time is of the essence. The Warrants shall be in form and substance satisfactory to CAMOFI.

(c) Within three (3) business days of the date hereof, the Company shall issue to CAMOFI a certificate representing 725,000 freely tradable shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”). In addition, the Company shall timely deliver or cause to be delivered such other documents, instruments or agreements, including without limitation, opinions of counsel, as CAMOFI shall reasonably request to enable it to make a public sale of such Common Stock. Time is of the essence.

(d) The Company shall timely deliver or cause to be delivered such other documents, instruments or agreements, including without limitation, opinions of counsel, as CAMOFI shall reasonably request to enable it to make a public sale of the 675,000 shares of Common Stock previously delivered to CAMOFI by the Company. Time is of the essence.

5. The Company shall (i) retain a restructuring advisor satisfactory to CAMOFI upon terms and conditions satisfactory to the Company and CAMOIFI, and (ii) continue the engagement of such restructuring advisor until any and all amounts due and owing by the Company to CAMOFI have been repaid in full.

6. This Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be wholly performed within said State.

7. This Letter may not be amended except in a writing executed by both the Company and CAMOFI.

8. This Letter shall inure to the benefit of the parties hereto and each of their respective successors, heirs and assigns. This Letter is not assignable by the Company.

9. This Letter may be executed in any number of counterparts, each of which when taken together shall constitute but one and the same original agreement.

10. The Company agrees and acknowledges that it has had the opportunity to consult with legal counsel of its choosing with respect to the review, execution, and delivery of this Letter, and that it has executed this Letter of its own free will.

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If this Letter is in accordance with your understanding, please sign your name in the space provided below, whereupon this Letter shall become a binding agreement between us.

Very truly yours,

Michael Loew
General Counsel

ACCEPTED AND AGREED TO:

NEW CENTURY COMPANIES, INC.

By:
Name:
Title: